EXHIBIT 5.1

April 4, 2003

The Board of Directors
Photoworks, Inc.
1260 16th Avenue West
Seattle, Washington 98119-3401

Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

    This opinion is furnished to Photoworks, Inc., a Washington corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed sale by the Company of up to 500,000 shares (the "Shares") of common stock, $.01 par value   (the "Common Stock"), issuable by the Company under the 1999 Stock Incentive Compensation Plan, as amended as of July 25, 2000; December 20, 2000 and February 5, 2003 (the "Plan").

    We have reviewed, among other things, the Company's Articles of Incorporation and Bylaws, each as amended, the Plan and related agreements and records of corporate proceedings and other actions taken or proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares pursuant to awards made under the Plan.  We have made such other factual inquiries as we deemed necessary to render this opinion.

    Based upon the foregoing and in reliance thereon, it is our opinion that the Shares, when issued pursuant to awards granted and exercised in accordance with the Plan and related agreements, will be validly issued, fully paid and non-assessable.

    We express no opinion herein as to the laws of any state or jurisdiction other than the State of Washington and the federal laws of the United States.

    We hereby authorize and consent to the use of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement and any amendments thereto.

Very truly yours,

HELLER EHRMAN WHITE & McAULIFFE LLP